Exhibit 5.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 April 6, 2022

OceanPal Inc.

Pendelis 26, 175 64

Palaio Faliro

Athens, Greece

Re:OceanPal Inc.

Ladies and Gentlemen:

We have acted as counsel to OceanPal Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as filed publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 6, 2022 (the “Registration Statement”), with respect to the Company’s offering (the “Offering”) of up to 52,272,726 of the Company’s units (the “Units”), each Unit consisting of (i) one common share of the Company, par value $0.01 per share (“Common Shares”) or one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and (ii) one Class B Warrant to purchase one Common Share (the “Class B Warrants” and together with the Pre-Funded Warrants, the “Warrants”).  As used herein, (i) the Common Shares included in each Unit are referred to as the “Unit Shares”, (ii) the Common Shares issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares”, (iii) the Common Shares issuable upon exercise of the Class B Warrants are referred to as the “Class B Warrant Shares”, and (iv) the Units, Unit Shares, Pre-Funded Warrant Shares, the Class B Warrant Shares, and Warrants are collectively referred to as the “Securities”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the form of Warrant Agency Agreement, to be entered by and between the Company and Computershare Trust Company, N.A. that is filed as Exhibit 4.5 to the Registration Statement (the “Warrant Agreement”) and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Unit Shares, Pre-Funded Warrant Shares and Class B Warrant Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the State of New York and the Republic of the Marshall Islands in respect of which we are opining).

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1.The Securities have been duly authorized by the Company.
2.The Units, when issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid, and non-assessable.
3.The Unit Shares, when issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid, and non-assessable.
4.Assuming the Pre-Funded Warrants are issued and delivered as contemplated in the Prospectus, the Pre-Funded Warrant Shares, when issued and delivered upon the exercise of the Pre-Funded Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.
5.Assuming the Class B Warrants are issued and delivered as contemplated in the Prospectus, the Class B Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Class B Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York:

1.The Warrants, when issued, sold and paid for as contemplated in the Prospectus and in accordance with the terms of the Warrant Agreement, the Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; or other law relating to or affecting creditors’ rights generally and general principles of equity.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the

U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,
/s/ Seward & Kissel LLP